Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Statement on Form 1-A of our report dated April 30, 2021, on the consolidated balance sheets of NowRx, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, and the related notes to the consolidated financial statements. Our report contains an emphasis of matter paragraph regarding substantial doubt as to NowRx, Inc.’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

August 10, 2021